[LETTERHEAD OF KILLMAN, MURRELL & COMPANY, P.C.]

December 30, 1998

Securities and Exchange Commission 450 5th Street, N.W.
Washington, DC  20549

Ladies and Gentlemen:

We were previously the principal accountants for Lincoln Heritage Corporation ("Lincoln Heritage") and, under the date of March 11, 1998 except for Note 18 which is as of October 15, 1998, we reported on the consolidated financial statements of Lincoln Heritage Corporation and subsidiaries as of and for the years ended December 31, 1997 and 1996. On December 21, 1998, we were informed by Lincoln Heritage that it is Lincoln Heritage's intention to terminate our appointment as principal accountants. We have read Lincoln Heritage Corporation's statement included under Item 4 of its Form 8-K dated December 30, 1998 and do not agree with such statements.

The registration statement on Form S-1 completed on October 27, 1998, included the consolidated balance sheets of Lincoln Heritage Corporation and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. Numerous contentious accounting issues were discussed with the Company's management either before the initial filing of the registration statement or as a result of comments included in the SEC's comment letters. These contentious accounting issues can be divided into two areas:

o        Related party transactions
o        General accounting issues

The related party transactions that resulted in material adjustments to the Company's stockholders' equity and earnings were:

o        Retroactive   premium  increase  agreed  to  by  National   Prearranged
         Services, Inc. (NPS), a related party (the Company and NPS are owned by RBT Trust II).

o Change in the agent contract with NPS which reduced future commission liabilities on policies in force and increased commissions on single premium policies.

o Allocation of general expenses paid by the Company for the benefit of NPS and the recognition of reimbursement by NPS.

o The accounting treatment for the receivable from NPS in connection with past due premiums.

Other related party transactions which did not result in material adjustment but were questioned as to the business reason why such transaction occurred:

o In excess of $10,000,000 (as set forth in the consolidated statement of operations) of surrender benefits paid to NPS as owner of the preneed policies and the subsequent repurchase of policies on the same lives.

o The issuing of certain policies which would not be routinely issued if it were not for the related party relationship.

o NPS is currently involved in litigation stemming from a previously dismissed class action lawsuit which was refiled in 1996. The suit is a challenge to NPS's methods of funding preneed funeral contracts with life insurance contracts issued by Lincoln Memorial Life Insurance Company ("Lincoln Memorial", a subsidiary of the Company). Lincoln Memorial has been named a defendant in the litigation.

o        The  insurance  subsidiaries  not   paying  commissions  in  accordance
         with the agents contract.

o Whether or not the financial statements of NPS should be included in the consolidation.

o        The dependence of the surviving of the Company on NPS.

During the course of the audit and the filing of the registration statement, discussions were held with the management of the Company regarding the Company's attitude about its investment portfolio. The Company reported the following purchase and sale of securities:

                                    Year Ended
                                   December 31,                Six Months Ended
                              1996             1997               June 30, 1998
                         --------------  ---------------      ------------------

         Purchased          $43,758,136     $163,710,087           $256,092,678
         Sold                50,999,200      162,383,038            240,259,724

Due to the large increase in trading volume in 1997 and 1998, questions arose as to whether all investments should be classified as available-for-sale or should a portion of the portfolio be reflected as trading securities. Also, the valuation of certain securities (i.e. Boston Chicken) were discussed at greater length due to their decline in value.

The various accounting issues and material adjustments were agreed to by the Company's management only after it was explained to management that the registration statement could not be completed without an unqualified audit opinion and appropriate clearance of the SEC comments.

We are not in a position to agree or disagree with Lincoln Heritage's statement that the change was approved by the Audit Committee of the Board of Directors.

Very truly yours,

/s/ Michael J. Killman

Michael J. Killman, CPA
Killman, Murrell & Company, P.C.